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                                          2C Solutions, LLC
                                          18535 Devonshire Street
                                          Suite 501
                                          Northridge, CA 91324

                                          August 3, 1999

Richard Auger
Chairman of the Board
Health Systems Design
Via E-Mail: rcauger@yahoo.com

RE: HSD Interim Management--Revised Proposal

Dear Rich:

    This is to follow up on our discussions regarding my potential role as interim President and CEO of HSD during the time following the pending resignation of Russ Harrison until a new CEO is in place. It reflects my discussion and tentative agreements with Matt Mackowski on July 20.

    I am excited to work with you, the Board and the entire HSD organization in this capacity. It is a time of great opportunity and challenge for HSD and the health information industry. I look forward to helping the Company take advantage of these opportunities and create value for our shareholders. Based on my understanding and our discussion I have outlined important objectives, my time commitment and a compensation package.

ROLE AND RESPONSIBILITIES:

    Effective upon the resignation of Russ Harrison, I will assume the position of President and CEO of HSD on an interim basis. In this role I will report to and work closely with the Board of Directors. All senior managers of HSD currently reporting to Russ will report to me. I will have the authority and responsibility usually associated with the CEO position. I will serve in this role until a new CEO is hired or until the Board makes other arrangements.

OBJECTIVES AND GOALS

    My primary role as interim CEO is to assure that the financial performance, focus, growth, and development of the Company is maintained and/or improved during the management change and the transition period. This will include the following:

- Establish clear lines of communication, authority and decision making during the CEO transition.

- Maintain effective and positive communication, regarding the transition and the activities of the Company, with important constituencies including associates, customers, distribution channels, technology partners, shareholders and the investment community.

- Retain existing customers.

- Stabilize undesirable turnover of high performing associates.

- Continue development of financial and operational management systems to assure appropriate pricing and visibility of financial results.

- Initiate FY 2000 planning and budget process to complete budget 30 days in advance of start of fiscal year.

- Maintain and accelerate the sales activities of the organization by supporting the sales efforts of the existing team and the new sales leadership.
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- Maintain and or modify current product and service development efforts to align them with financial and strategic objectives. Maintain and accelerate the strategic development of the Company including expansion of services and evaluation of partnership, merger and acquisition opportunities.

- Coordinate the selection and installation of the permanent CEO in cooperation with the Board and key senior mangers.

    These activities and objectives will obviously require the active participation of the Board and many HSD associates. In particular, we have agreed that I will draw extensively on your services and those of other Board members particularly with respect to technological issues and the maintenance of important customer relationships.

SCOPE AND TERM:

    During the term of this agreement, I will devote approximately 75%-80% of my professional work time to the activities of HSD. This includes 2-3 days per week when I will be present in the Oakland office and/or at client sites. I will of course be available on a 7/24 basis by phone, e-mail, etc to facilitate the effective operation of the Company. I anticipate that this engagement will last from 2-5 months from the time Russ' resignation is announced.

    As you know I will continue in my capacity as a member of 2C Solutions, LLC. I will have to honor some existing commitments and will maintain some non-HSD professional activities with other clients in the time not specifically devoted to HSD.

    This engagement will begin August 3, 1999 and continue until a new CEO is in place. It can be terminated by either party on four weeks prior notice without cause.

COMPENSATION:

    We discussed and tentatively agreed to the following compensation package pending the review and approval by other members of the Board:

- Cash compensation will be $30,000 (thirty thousand dollars) per month based on the assumed commitment of time outlined above and subject to "prorating" as outlined below.

- We anticipate that my time devoted to HSD activities may be less than 75% before Russ' departure and during the month the new CEO begins. Also, it may be reduced as a result of my planned vacation in mid-August or other factors. On the other hand, there will be periods where more than 75% of my time is dedicated to HSD. To accomplish an equitable but administratively simple pro-ration I suggest the following pro ration methodology: I will track the time I am engaged in HSD activities. In the event my time dedicated to HSD is less than 125 hours during any month a proportional adjustment will be made to the monthly fee. In no event will the fee be increased except by mutual agreement.

- HSD will pay for or reimburse 2C Solutions for reasonable expenses related to HSD business.

- HSD will pay for or reimburse of transportation and reasonable lodging costs incurred as a result of my travel between my home in Southern California and Oakland.

- Stock options will be granted for 35,000 shares. The exercise price will be based on the average of the high and the low price of the stock on August 2, 1999. The options will vest according to the usual schedule applicable to members of the Board of Directors. They will vest immediately in the event of a change of control of the Company or in the event I am not re-elected to the Board of Directors. The option grant will not be prorated unless I unilaterally terminate this agreement prior to December 31, 1999 in which case the grant will be reduced to 5,000 shares for each full month of service under this agreement.
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- I will be performing these services as an independent consultant through 2 C
  Solutions, LLC. I will not be provided with any other compensation or benefits customarily provided to employees, except as outlined above.

- Monthly fees and any expenses will be billed on a monthly basis by 2C Solutions LLC and will be paid by HSD within 10 days. The options will be held in the name of 2C Solutions, LLC.

    I am very excited about this opportunity. Please let me know if you have any concerns or suggestions regarding the above items. If this is acceptable please sign where indicated below and return a copy to me by fax at 310 458 9910.

Sincerely,

Arthur M. Southam, MD
Partner
2C Solutions, LLC

On behalf of Health Systems Design, Inc. I agree to the terms outlined above.

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                                               Date:
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Richard Auger
Chairman of the Board
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CC: Matt Mackowski    jmmms@aol.com